EXHIBIT 99.1

News Release

February 8, 2010
Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Earnings For 2009

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported net income for the year of 2009 of $1,478,000 or $0.45 per share, compared to $1,435,000 or $0.44 per share for the year of 2008. Net income for the fourth quarter of 2009 was $23,000 or $0.00 per share, compared to a loss of $659,000 or a negative $0.21 per share in the fourth quarter of 2008.

The increase in net income in the fourth quarter of 2009 compared to the same period in 2008 was primarily due to net gains on sales of securities of $197,000 in 2009, compared to an $867,000 realized loss on the write-down of auction rate securities in 2008. The increase in net income for the year of 2009 compared to the year of 2008 resulted from an increase of $1,338,000 in noninterest income and $665,000 in net interest income, which were offset by a higher provision for loan losses and higher noninterest expense in 2009 than in the prior year.

Net interest income was $77,000 higher in the fourth quarter of 2009 and $665,000 higher for the year of 2009 compared to the same periods in 2008. ChoiceOne's net interest income spread was 49 basis points higher for the year of 2009 than in 2008. This was caused by rate reductions in overall funding costs that were caused by growth in lower cost local funding which replaced higher cost wholesale funding. The growth in lower cost funding was part of management's strategy to increase net interest margin. Average earning assets were $11.7 million lower for the year of 2009 than in 2008. The average balance of loans declined $3.7 million during the year of 2009 as compared to 2008, with the primary cause being the refinancing of residential mortgages that were held in ChoiceOne's loan portfolio into fixed rate loans that were sold in the secondary market. The average balance of securities was $8.2 million lower for the year of 2009 than in 2008 as a result of maturities and calls of securities that were not replaced due to the low interest rate environment.

The provision for loan losses was $1,700,000 in the fourth quarter of 2009 and $4,875,000 for the year of 2009, compared to $1,725,000 and $3,475,000, respectively, in the same periods in the prior year. The higher provision for the year of 2009 compared to 2008 was caused by higher net charge-offs in 2009 than in 2008 and management's continued concern with the Michigan economy. Net charge-offs for the year of 2009 were $4,153,000, compared to $3,475,000 in the same period in 2008. ChoiceOne's allowance for loan losses increased by $219,000 in the fourth quarter of 2009 and increased $722,000 for the year of 2009. ChoiceOne's allowance for loan losses as a percentage of total loans was 1.34% as of December 31, 2009, compared to 1.28% as of September 30, 2009 and 1.10% as of December 31, 2008. Total nonperforming loans were $14.0 million as of December 31, 2009, compared to $9.6 million as of September 30, 2009 and $9.2 million as of December 31, 2008. The growth in the nonperforming loans balance from the end of 2008 to the end of 2009 resulted from increased nonaccrual loans of $3.6 million and increased troubled debt restructurings of $1.3 million. Approximately $2.6 million of the nonaccrual increase resulted from one commercial real estate loan, of which 75% is government guaranteed. Troubled debt restructurings as of December 31, 2009 included $1.8 million of residential mortgage loans where the terms had been modified to assist the borrowers in making their payments. The balance of other real estate owned was $2.2 million as of December 31, 2009, compared to $4.2 million as of September 30, 2009 and $3.7 million as of December 31, 2008.

Noninterest income was $827,000 higher in the fourth quarter and $1,338,000 higher for the year of 2009 than the same periods in 2008. Gains on sales of loans were up $61,000 in the fourth quarter and $386,000 for the year of 2009 compared to the same periods in the prior year. Loans totaling $27.6 million were sold in the year of 2009 compared to $12.0 million in 2008 as refinancing activity was driven by lower interest rates for fixed rate mortgage loans in 2009. Gains on sales of securities were $197,000 in the fourth quarter of 2009. This represented a $1,063,000 increase over the fourth quarter of 2008 which was affected by an $867,000 realized loss on the write-down of two auction rate securities. Gains on sales of securities were $355,000 for the year of 2009, compared to a loss of $833,000 in the prior year. Part of the loss that was realized in the fourth quarter of 2008 was recovered in 2009 as approximately 40% of the balance of the two auction rate securities was sold for a gain of $245,000. Net losses on asset sales, which primarily included foreclosed properties and repossessed assets, were $244,000 higher in the fourth quarter of 2009 and $230,000 higher for the year of 2009 than in the comparable periods in the prior year.

Noninterest expense was $114,000 lower in the fourth quarter and $548,000 higher for the year of 2009 than in the same periods in 2008. FDIC insurance expense was up $518,000 for the year of 2009 due to a special assessment levied in the second quarter of 2009 of $204,000 and a doubling of assessment rates in 2009 compared to 2008. Expenses related to the cost of carrying other real estate properties and loan collection expenses were $355,000 higher for the year of 2009 than during 2008 as a result of the continued challenges faced by the Michigan economy. Excluding the effect of the higher FDIC insurance expense and loan-related costs, total noninterest expense was $325,000 less for the year of 2009 than in 2008. Salaries and benefits expense was down $238,000 for the year of 2009 compared to the same period in 2008. Data processing expense was $213,000 higher for the year of 2009 compared to 2008 due to increased volumes. As a result of expense control efforts, a number of other expense categories were lower for the year of 2009 than they were in 2008.

Total assets grew by $8.6 million in the fourth quarter of 2009 and increased $2.4 million for the year of 2009. The fourth quarter's growth was due to an increase of $7.2 million in cash and cash equivalents and $2.1 million in loans. Loans declined $4.0 million for the year of 2009. Commercial and commercial real estate loans declined $6.6 million during 2009 while agricultural loans grew $7.9 million. Residential mortgage loans decreased $5.0 million in the year of 2009 as some adjustable rate loans held in the portfolio were refinanced into fixed rate loans and sold in the secondary market. Total residential mortgage loans closed in the year of 2009 was $34.0 million, compared to $23.3 million closed in the prior year. Total deposits grew $5.9 million in the fourth quarter of 2009 and have grown $18.0 million for the year of 2009. Checking, savings, and money market accounts grew $30.0 million for the year of 2009 while certificates of deposit decreased $12.0 million. The deposit growth provided the funding to reduce borrowings by $16.1 million in 2009. ChoiceOne's subsidiary, ChoiceOne Bank, met the regulatory requirements to be considered "well capitalized" as of December 31, 2009.

James Bosserd, President and Chief Executive Officer, stated "In spite of the challenging times that continue to affect financial institutions, we were pleased to achieve a number of positive outcomes in 2009 as growth in our net interest margin, growth in our local deposit base, and control of expenses outside of FDIC insurance and loan related costs helped to build a strong foundation for our core bank earnings. We realize that current economic conditions affect the ability of our borrowers to meet their obligations. We believe our role as a community bank continues to include helping our customers when they need assistance and we will do what we can to help them get though these difficult times.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	12/31/2009	9/30/2009	12/31/2008
Cash and Cash Equivalents	$19,749	$12,584	$11,160
Securities	78,987	80,085	81,941
Loans	318,716	316,666	322,693
Premises and Equipment	11,918	11,863	11,745
Other Assets	36,545	36,116	36,012

Total Assets	$465,915	$457,314	$463,551

Noninterest-bearing Deposits	$60,802	$55,575	$54,511
Interest-bearing Deposits	304,208	303,506	292,487
Borrowings	42,665	39,468	58,743
Other Liabilities	5,314	4,973	5,625

Total Liabilities	412,989	403,522	411,366

Shareholders' Equity	52,926	53,792	52,185

Total Liabilities and Shareholders' Equity	$465,915	$457,314	$463,551

Condensed Statements of Income
(Unaudited)
	Quarter Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Interest Income	$5,563	$6,423	$23,086	$26,534
Interest Expense	1,567	2,504	7,090	11,203

Net Interest Income	3,996	3,919	15,996	15,331

Provision for Loan Losses	1,700	1,725	4,875	3,475
Noninterest Income	1,224	397	5,421	4,083
Noninterest Expense	3,706	3,820	15,259	14,711

Income Before Income Tax	(186)	(1,229)	1,283	1,228
Income Tax Expense/(Benefit)	(209)	(570)	(195)	(207)

Net Income	$23	$(659)	$1,478	$1,435

Basic Earnings Per Share	$.00	$(.21)	$.45	$.44
Diluted Earnings Per Share	$.00	$(.21)	$.45	$.44

Performance Ratios
Return on Average Assets (Annualized)			0.33%	0.31%
Return on Average Equity (Annualized)			2.78%	2.69%
Net Interest Margin (Tax Equivalent)			3.94%	3.45%
Efficiency Ratio			71.2%	75.8%
Net Loan Charge-offs			$4,153	$3,475
Net Loan Charge-offs as Percentage of
Average Loans			1.29%	1.06%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," "plans," "projects," "predicts," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses and the fair value of investment securities involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors that could cause a difference include, among others: the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of the ongoing war on terrorism, and other military actions, including actions in Iraq; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be realized in full or at all or within the expected time frames; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and risk other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.